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                                                                      EXHIBIT 12


CINEMARK USA, INC. AND SUBSIDIARIES
10K


COMPUTATION OF EARNINGS TO FIXED CHARGES

                                                   12 Mos Ended     12 Mos Ended     12 Mos Ended     12 Mos Ended     12 Mos Ended
                                                   Dec. 31, 1998    Dec. 31, 1997    Dec. 31, 1996    Dec. 31, 1995    Dec. 31, 1994
                                                   ------------     ------------     ------------     ------------     ------------
COMPUTATION OF EARNINGS:

REGISTRANT'S PRETAX INCOME FROM
   CONTINUING OPERATIONS                             22,476,984       25,690,013       26,962,461       23,256,537       14,073,947
CAPITALIZED INTEREST                                 (4,182,404)      (1,991,397)      (3,865,246)      (1,726,155)        (560,185)
                                                     ----------       ----------       ----------       ----------       ----------
TOTAL EARNINGS                                       18,294,580       23,698,616       23,097,215       21,530,382       13,513,762


COMPUTATION OF FIXED CHARGES:

INTEREST EXPENSE                                     22,476,984       32,703,303       19,551,655       18,549,833       18,133,438
CAPITALIZED INTEREST                                  4,397,643        2,152,816        3,928,454        1,745,720          565,610
AMORTIZATION OF DEBT ISSUE COST & DEBT DISCOUNT         930,101          783,972          824,743          824,014          783,515
AMORTIZATION OF NEW DEBT DISCOUNT
INTEREST FACTOR ON RENT EXPENSE                      20,427,123       12,911,689       11,468,682       10,291,069        9,866,567
                                                     ----------       ----------       ----------       ----------       ----------
TOTAL FIXED CHARGES                                  48,231,851       48,551,780       35,773,534       31,410,636       29,349,130

TOTAL EARNINGS AND FIXED CHARGES                     66,526,431       72,250,396       58,870,749       52,941,018       42,862,892
                                                     ----------       ----------       ----------       ----------       ----------
RATIO OF EARNINGS TO FIXED CHARGES                         1.38             1.49             1.65             1.69             1.46
                                                     ==========       ==========       ==========       ==========       ==========
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